EXHIBIT 10(r)

FIFTH AMENDMENT OF CUMMINS INC.

SUPPLEMENTAL LIFE INSURANCE AND DEFERRED INCOME PLAN

Cummins Inc. (“Company”) has adopted this Fifth Amendment of Cummins Inc. Supplemental Life Insurance and Deferred Income Plan (“Plan”), effective as of January 1, 2006.

BACKGROUND

A.            The Company adopted the Plan, effective as of January 1, 1997, and it has amended the Plan on four occasions since that time.

B.            The Company wishes to amend the Plan further as provided herein, effective January 1, 2006, for Plan participants who terminate employment on or after that date.

Therefore, the Company amends the Plan as follows, effective January 1, 2006, with respect to participants who terminate employment with the Company and its related entities on or after that date:

AMENDMENT

1. Section 1.10 is amended to read as follows:

“Average Covered Compensation” means the average of Covered Compensation earned by an Executive for the five consecutive years in the Executive’s ten years of employment immediately preceding his or her termination of employment with the Company during which his or her Covered Compensation is the highest.

2. Section  5.1 is amended to read as follows:

An Executive with at least 10 years of Service who terminates employment with the Company on or after attainment of age 60 shall receive from the Trustee, beginning as of the first day of the month following the Executive’s termination of employment, in monthly installments, a Supplemental Life Annuity retirement benefit in an annual amount equal to:

(a) 2% of the Executive’s Average Covered Compensation times years of Service not exceeding 20 years; plus

(b) 1% of the Executive’s Average Covered Compensation times a maximum of 10 years of Service in excess of 20 years; plus

(c) In the case of an Executive who is among the two most highly compensated Executives of the Company at the time of termination of employment, an additional 10% of Average Covered Compensation; minus

(d) The Executive’s annual benefit, payable in monthly installments, in the form of a life annuity form the Cash Balance Plan and from the Excess Benefit Plan, if any.

3. Section 5.4 is amended to read as follows:

If an Executive with at least 10 years of Service terminates employment with the Company on or after age 55 but prior to attainment of age 60, the Executive shall be entitled to receive early retirement benefits under the Plan equal to the benefits otherwise payable under Section 5.1, reduced by 1/3 of 1% for each full month that benefits commence before the Executive’s 60th birthday. No reduction in benefits shall be made, however, with respect to (i) a person who was an Executive on December 31, 2005, whose total age and years of Service on the date of termination of employment equals or exceeds 80, or (ii) a participant in the Prior Program whose Service on the date of termination of employment equals or exceeds 30 years.

To document the Company’s adoption of this Fifth Amendment of Cummins Inc. Supplemental Life Insurance and Deferred Income Plan, the undersigned duly authorized officer of the Company has signed below on this 24th day of February, 2006.

CUMMINS INC.

By:	/s/ Jill E. Cook
Vice President –
Human Resources